Exhibit 4.3

                                 AMENDMENT NO. 2
                                       TO
                           FIRST AMENDED AND RESTATED
           ACCESS INTEGRATED TECHNOLOGIES, INC. 2000 STOCK OPTION PLAN

          AMENDMENT NO. 2, dated as of October 14, 2004 (this "Amendment"), to the First Amended and Restated 2000 Stock Option Plan (as amended, the "Plan") of Access Integrated Technologies, Inc., a Delaware corporation (the "Corporation").

          WHEREAS, the Corporation maintains the Plan, effective as of June 1, 2000; and

          WHEREAS, in order to provide the Corporation with the flexibility to be able to grant additional stock options to its employees, the Board of Directors of the Corporation deems it to be in the best interest of the Corporation and its stockholders to amend the Plan in order to increase the maximum number of shares of the Corporation's Class A Common Stock, par value $.001 per share, which may be issued and sold under the Plan from 600,000 shares to 850,000 shares.

          NOW, THEREFORE, BE IT RESOLVED the Plan is hereby amended as follows:

          1. The first and second sentences of Section 4.01 shall be revised and amended to read as follows:

               "The maximum number of shares authorized to be issued under the Plan and available for issuance as Options shall be 850,000 shares of Common Stock. No more than 100,000 shares shall be granted as an Option to any Participant in any single calendar year."

          2. This Amendment shall be effective as of the date first set forth above, which is the date that this Amendment was approved by a majority of the outstanding votes cast at the October 14, 2004 meeting of the holders of the Corporation's Class A Common Stock and Class B Common Stock.

          3. In all respects not amended, the Plan is hereby ratified and confirmed and remains in full force and effect.

                                    ACCESS INTEGRATED TECHNOLOGIES, INC.


                                    By:/S/ A. DALE MAYO
                                       ---------------------------------------
                                        A. Dale Mayo,
                                        President, Chief Executive Officer and
                                        Chairman of the Board of Directors